EXHIBIT 99.1
NEWS RELEASE
Contact:Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES YEAR END RESULTS
RECORD REVENUE AND NET INCOME
ANNUAL EARNINGS UP BY 46%
DECLARES QUARTERLY DIVIDEND
Acton, Massachusetts, February 8, 2006 — Psychemedics Corporation (AMEX:PMD) today announced record fourth quarter and year-end financial results for the period ended December 31, 2005. The Company also announced a quarterly dividend of $0.10 per share payable to shareholders of record as of March 10, 2006 to be paid on March 24, 2006.
The Company’s fourth quarter revenue was $5,082,266, an increase of 11% as compared to $4,563,972 in the fourth quarter of 2004. Net income for the most recent quarter was $916,906 or $0.18 per share, up 68% from $545,597 or $0.11 per share for the same period of 2004. Revenue for the year ended December 31, 2005 was $21,388,513, up 13% as compared to $18,937,111 for all of 2004. Net income for the year ended December 31, 2005 was $4,048,513 or $0.78 per share, an increase of 46% over the comparable period last year during which the Company earned $2,763,783 or $0.54 per share.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to report that our revenue and our net income for both the fourth quarter and full year 2005 set new records for Psychemedics. Gross profit, operating income and net income margins all experienced dramatic improvements as compared to prior years. We believe that these results are even more significant since they were achieved in a less than robust hiring environment.”
Kubacki continued, “In 2005 we continued to add new accounts at a brisk pace and to demonstrate our ability to produce strong profit margins. With our patented and FDA-cleared hair test and our large and diverse customer base, we feel we are well-

positioned for substantial growth in the future. We are confident that our hair test for drugs of abuse will continue to be the “gold standard” in the industry.”
Kubacki concluded, “The Company’s balance sheet remains strong with over $5.9 million of cash and short-term investments, no long-term debt and approximately $7.8 million of working capital. Our directors share our confidence in the future of Psychemedics as evidenced by the declaration of our 38th consecutive quarterly dividend. Our goal, as always, is to increase shareholder value and we remain committed to paying a dividend while our Company grows.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for the fourth quarter, an increase of 11% over the prior year quarter to $5,082,266

•	Record Revenue for 2005, an increase of 13% over 2004 to $21,388,513

•	Record Pretax Income for the fourth quarter of $1,461,906, up 66% from the prior year quarter

•	Record Pretax Income for 2005 of $6,448,513, up 47% from 2004

•	Record Net Income for the fourth quarter of $916,906, or $0.18 per diluted share, up 68% from the prior year quarter

•	Record Net Income for 2005 of $4,048,513, or $0.78 per diluted share, up 46% from 2004
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003

REVENUE	$21,388,513	$18,937,111	$15,995,256
COST OF REVENUE	8,812,186	8,489,198	7,625,173

Gross profit	12,576,327	10,447,913	8,370,083

OPERATING EXPENSES:
General and administrative	3,122,579	3,189,870	3,307,441
Marketing and selling	2,791,670	2,597,571	2,819,023
Research and development	335,769	329,419	305,683

	6,250,018	6,116,860	6,432,147

Income from operations	6,326,309	4,331,053	1,937,936

OTHER INCOME
Interest income	120,954	33,980	41,130
Other income	1,250	13,750	—

	122,204	47,730	41,130

INCOME BEFORE PROVISION FOR INCOME TAXES	6,448,513	4,378,783	1,979,066
PROVISION FOR INCOME TAXES	2,400,000	1,615,000	760,796

NET INCOME	$4,048,513	$2,763,783	$1,218,270

BASIC NET INCOME PER SHARE	$0.79	$0.54	$0.23

DILUTED NET INCOME PER SHARE	$0.78	$0.54	$0.23

DIVIDENDS DECLARED PER SHARE	$0.36	$0.32	$0.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,156,686	5,126,907	5,193,128

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,167,215	5,132,087	5,198,209

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,352,519	$3,260,178
Short-term investments	2,550,000	—
Accounts receivable, net of allowance for doubtful accounts of $461,282 in 2005 and $483,230 in 2004	3,272,278	3,289,863
Prepaid expenses and other current assets	387,426	246,372
Deferred tax assets	520,152	529,752

Total current assets	10,082,375	7,326,165
PROPERTY AND EQUIPMENT:
Computer software	1,205,840	1,205,840
Office furniture and equipment	1,902,052	1,856,576
Laboratory equipment	6,117,128	5,966,727
Leasehold improvements	894,659	931,688

	10,119,679	9,960,831
Less — Accumulated depreciation and amortization	(9,342,747)	(9,099,472)

	776,932	861,359
DEFERRED TAX ASSETS	245,889	166,583
OTHER ASSETS	39,830	79,529

	$11,145,026	$8,433,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$367,535	$554,214
Accrued expenses	1,292,257	1,157,740
Deferred revenue	590,670	487,633

Total current liabilities	2,250,462	2,199,587

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized and none outstanding	—	—
Common stock, $0.005 par value; 50,000,000 shares authorized, 5,750,894 shares issued in 2005 and 5,710,704 shares issued in 2004	28,754	28,554
Paid-in capital	25,446,781	24,978,039
Accumulated deficit	(7,458,280)	(9,649,853)
Less — Treasury stock, at cost; 583,797 shares in 2005 and 2004	(9,122,691)	(9,122,691)

Total shareholders’ equity	8,894,564	6,234,049

	$11,145,026	$8,433,636